OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MGIC INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

MGIC

Investment
Corporation

Notice

of 2004
Annual
Meeting
and
Proxy
Statement

2003

Annual
Report
to
Shareholders
MGIC Investment Corporation

Curt S. Culver

Chief Executive Officer

April 2, 2004

Dear Shareholder:

      On behalf of the Board of Directors of MGIC Investment Corporation, it is my pleasure to invite you to attend the Annual Meeting of Shareholders to be held on Thursday, May 13, 2004, at the Marcus Center for the Performing Arts in Milwaukee, Wisconsin.

      At the meeting, shareholders will be asked to elect three directors and ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent accountants for 2004. We will also report on our business.

      Your vote is important. Even if you plan to attend, to be sure that your shares are represented at the meeting, we encourage you to sign the enclosed card designating the proxies to vote your shares. Please read the Proxy Statement for more information about the matters to be considered at the meeting and the voting process.

      Our Annual Report to Shareholders follows the Proxy Statement in this booklet.

      Shel Lubar, who has been a director since the company’s IPO in 1991, will be retiring from the Board at the annual meeting because he has reached the retirement age for directors. Please join me in thanking Shel for his many years of able service.

Sincerely,

Curt S. Culver
Chief Executive Officer

MGIC Investment Corporation

Notice of Annual Meeting of Shareholders

To Be Held On
May 13, 2004

To the Shareholders of

  MGIC Investment Corporation:

      The Annual Meeting of Shareholders of MGIC Investment Corporation, a Wisconsin corporation, will be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on May 13, 2004, at 9:00 a.m., to vote on the following matters:

(1)	Election of a class of three directors to serve a three-year term expiring at the 2007 Annual Meeting;

(2)	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2004; and

(3)	Any other matters that may be properly brought before the meeting.

      The Board of Directors has fixed the close of business on March 15, 2004, as the record date to determine the shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Jeffrey H. Lane, Secretary

Milwaukee, Wisconsin
April 2, 2004

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

MGIC INVESTMENT CORPORATION P.O. BOX 488, MGIC PLAZA, MILWAUKEE, WI 53201

Proxy Statement

         This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 2, 2004, in connection with the solicitation of proxies on behalf of the Board of Directors of MGIC Investment Corporation (the “Company”), a Wisconsin corporation, for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., Thursday, May 13, 2004. The Annual Meeting will be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin.

Voting Matters

Record Date Information

      You are entitled to one vote for each share of Common Stock registered in your name in the Company’s records on March 15, 2004. On that date, 98,685,184 shares of the Company’s Common Stock were outstanding and entitled to vote.

Voting by Proxies

      The enclosed proxy card is solicited by the Board of Directors of the Company. Your shares will be voted at the meeting by the named proxies in accordance with the choices you specify on the proxy card. If you sign and return a proxy card without giving specific choices, your shares will be voted as follows:

      FOR — Election to the Board of the three individuals nominated by the Board of Directors;

      FOR — Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2004; and

      On such other matters as properly come before the meeting, in the best judgment of the named proxies.

      If your shares are held in the name of a broker, bank or other nominee, or in the Company’s Profit Sharing and Savings Plan and Trust, you should be receiving with this Proxy Statement instructions from them on how you can vote your shares.

How to Revoke a Proxy

      You may revoke your proxy instructions at any time before your shares have been voted by advising the Secretary of the Company in writing or by signing and delivering a proxy card with a later date. If you attend the meeting, you may withdraw your proxy and vote shares registered in your name in person. If your shares are held in the name of a broker or other nominee, or in the Company’s Profit Sharing and Savings Plan and Trust, you must follow their instructions on how to revoke your vote.

How Votes are Counted

      A quorum is necessary to hold the meeting and will exist if a majority of the outstanding shares of Common Stock entitled to vote are represented at the meeting. Votes cast by proxy or in person at the meeting will be counted at the meeting by representatives of Wells Fargo Bank Minnesota, N.A., the transfer agent and registrar of the Company’s Common Stock, which has been appointed by the Company to act as inspector of election for the meeting. Abstentions will be counted for purposes of determining the presence of a quorum, but do not constitute a vote “for” or “against” any matter and will be disregarded in the calculation of “votes cast.”

      A “broker non-vote” occurs when a broker or other nominee does not have authority to vote on a particular matter without instructions from the beneficial owner of the shares and has not received such instructions. Broker non-vote shares will be counted for purposes of determining the presence of a quorum, but will be disregarded in the calculation of “votes cast.”

Annual Report to Shareholders

       The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2003, follows this Proxy Statement. The Annual Report to Shareholders is a separate report and should not be considered a part of this Proxy Statement.

Stock Ownership

       The following table gives information about shareholders who were beneficial owners of more than 5% of the Common Stock as of December 31, 2003, based on information filed with the Securities and Exchange Commission. The table also shows the Common Stock beneficially owned by each executive officer of the Company named in the Summary Compensation Table of this Proxy Statement, by Sheldon B. Lubar, a director who is not standing for re-election because he has reached the mandatory retirement age under the Company’s Corporate Governance Guidelines, and by all directors and executive officers as a group (the “Group”). Unless otherwise noted, the persons listed in the table have sole voting and investment power over their shares, and information regarding persons in the Group is given as of February 13, 2004.

	Shares Beneficially	Percent
Name	Owned	of Class

Legg Mason Funds Management, Inc.	16,463,893	16.73%
Legg Mason Capital Management, Inc.
100 Light Street
Baltimore, Maryland 21202 (1)
Janus Capital Management LLC	9,020,000	9.17%
100 Fillmore Street
Denver, Colorado 80206 (2)
Citigroup Inc.	5,176,496	5.26%
399 Park Avenue
New York, NY 10043 (3)
Curt S. Culver (4)	540,414	*
J. Michael Lauer (4)	243,499	*
James S. MacLeod (4)	128,232	*
Lawrence J. Pierzchalski (4)	165,275	*
John D. Fisk (4)	38,454	*
Sheldon B. Lubar (5)	46,829	*
All directors and executive officers as a group (18 persons) (4)(6)	1,496,471	1.52%

* Less than 1%

(1) For all shares listed voting and investment power are shared. Includes 10,881,193 shares as to which accounts are managed by Legg Mason Funds Management, Inc., a registered investment adviser. Legg Mason Value Trust, Inc., a registered investment company managed by Legg Mason Funds Management, Inc., manages 7,800,000 of such shares. Also includes 5,582,700 shares as to which accounts are managed by Legg Mason Capital Management, Inc., a registered investment adviser.

(2) Includes 28,500 shares as to which voting and investment power are shared and 6,049,000 shares beneficially owned by Janus Fund, a registered investment company as to which Janus Capital Management LLC, a registered investment adviser, provides investment advice.

(3) For all shares listed voting and investment power are shared. Includes 5,118,854 shares held by subsidiaries of Citigroup Global Markets Holdings Inc.

(4) Includes shares which the named executive officers had the right to acquire on, or within 60 days after, February 13, 2004, under stock options granted to executive officers as follows: Mr. Culver — 411,509; Mr. Lauer — 154,000; Mr. MacLeod — 84,600; Mr. Pierzchalski — 134,000; Mr. Fisk — 17,400; and the Group — 935,081. Also includes shares held in the Company’s Profit Sharing and Savings Plan and Trust as follows: Mr. Culver — 12,328; Mr. Lauer — 10,301; Mr. MacLeod — 18,765; and the Group — 42,936. Also includes restricted shares over which the named executive officer has sole voting power but no investment power as follows: Mr. Culver — 81,129; Mr. Lauer — 28,717; Mr. Pierzchalski — 28,254; and

Mr. Fisk — 20,132. Also includes shares for which voting and investment power are shared as follows: Mr. Lauer — 2,400; and the Group — 7,406. Excludes shares, beneficial ownership of which is disclaimed, which are held as custodian for children or owned by spouses or trusts as follows: Mr. Lauer — 2,000; and the Group — 71,806.

(5) Includes 2,000 shares held under the Company’s 1993 Restricted Stock Plan for Non-Employee Directors and 5,888 shares held under the Deposit Share Program for Non-Employee Directors under the Company’s 1991 Stock Incentive Plan. See “The Board of Directors and Its Committees — Compensation of Directors — Deposit Share Program.” Mr. Lubar has sole voting power and no investment power over all of these shares. Also includes 13,735 share units (referred to in note (6) below) over which there is neither investment nor voting power. Excludes 4,000 shares owned by a trust of which Mr. Lubar’s wife is a co-trustee, 12,000 shares owned by Mr. Lubar’s wife and an aggregate of 48,000 shares owned by Mr. Lubar’s four adult children. Mr. Lubar disclaims beneficial ownership of all of such shares.

(6) Includes an aggregate of 40,265 share units held under the Deferred Compensation Plan over which there is neither investment nor voting power. See “The Board of Directors and Its Committees — Compensation of Directors — Deferred Compensation Plan.” Also includes an aggregate of 230,646 restricted shares held by the Group. The beneficial owners have sole voting power but no investment power over these shares.

Item 1 — Election of Directors

       The Board of Directors is divided into three classes, with the directors of each class serving for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a three-year term. If a nominee for director is not available for election, the proxies will vote for another person proposed by the Board of Directors, or as an alternative, the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.

      Under the Company’s Bylaws, written notice of nominations by shareholders for election to the Board must have been received by the Secretary no later than February 11, 2004. No notice of any such nominations was received. As a result, no other nominations for election to the Board of Directors may be made by shareholders at the Annual Meeting.

      Mr. Culver, the Company’s Chief Executive Officer, is a director. The Corporate Governance Guidelines of the Board of Directors (see “The Board of Directors and Its Committees”) provide that a director who is an officer of the Company and leaves the Company must resign from the Board.

Nominees for Director

      The Board of Directors, upon the recommendation of the Board’s Management Development, Nominating and Governance Committee, has nominated three incumbent directors for re-election to serve a three-year term of office ending at the time of the 2007 Annual Meeting:

James A. Abbott

Thomas M. Hagerty
Michael E. Lehman

      In connection with the retirement from the Board of Mr. Lubar, the size of the Board is being reduced to 11 directors effective at the Annual Meeting.

      The principal occupation, business experience for at least the past five years and committee assignments of the nominees and the directors continuing in office are described below.

Shareholder Vote Required

      Each nominee who receives a plurality of the votes cast at the meeting will be elected a director. Only votes cast for a nominee will be counted. Votes cast include votes under proxies which are signed and do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the votes cast.

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE. PROXIES WILL BE VOTED FOR THE NOMINEES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS.

Shares
Beneficially
Owned(1)

NOMINEES FOR DIRECTOR
Term Ending 2007

James A. Abbott, 64, a Director since 1989, has been Chairman and a principal of American Security Mortgage Corp., a mortgage banking firm, since June 1999. He served as President and Chief Executive Officer of First Union Mortgage Corporation, a mortgage banking company, from January 1980 to December 1994. Mr. Abbott is a member of the Risk Management Committee of the Board of Directors.	14,152(2)(3)

Thomas M. Hagerty, 41, a Director since 2001, has been a managing director with Thomas H. Lee Company, a private investment firm (“THL”), since 1992 and has been with the firm since 1988. Mr. Hagerty previously was in the Mergers and Acquisitions Department of Morgan Stanley & Co. Incorporated. He is a Director of ARC Holdings, Cott Corporation, Metris Companies Inc. and Syratech Corporation. In an attempt to preserve the value of an investment in Conseco, Inc. by an affiliate of THL, Mr. Hagerty served as the interim chief financial officer of Conseco, Inc. from July 2000 until April 2001. In December 2002, Conseco filed a petition under the federal bankruptcy code. Mr. Hagerty is a member of the Securities Investment Committee of the Board of Directors.	9,009(3)

Michael E. Lehman, 53, a Director since 2001, served as Executive Vice President of Sun Microsystems, Inc., a provider of computer systems and professional support services from July 2000 to September 2002, as Chief Financial Officer from February 1994 to July 2002, and held senior executive positions with Sun Microsystems, Inc. for more than five years before then. He is a Director of Echelon Corporation, NetIQ Corporation and Sun Microsystems, Inc. Mr. Lehman is a member of the Audit Committee of the Board of the Directors.	5,607(3)

	Shares
	Beneficially
	Owned(1)

DIRECTORS CONTINUING IN OFFICE Term Ending 2006
Karl E. Case, 57, a Director since 1991, is the Katharine Coman and A. Barton Hepburn Professor of Economics at Wellesley College where he has taught since 1976. Dr. Case has been Visiting Scholar at the Federal Reserve Bank of Boston since 1985. He is a Director of Century Bank & Trust, the Lincoln Institute of Land Policy and the New England Economic Project, Inc. Dr. Case is Chairman of the Risk Management Committee of the Board of Directors.	9,167	(2)(3)

Curt S. Culver, 51, a Director since 1999, has been Chief Executive Officer of the Company since January 2000. Mr. Culver has been President of the Company and Chief Executive Officer of Mortgage Guaranty Insurance Corporation (“MGIC”) since January 1999, President of MGIC since May 1996, and held senior executive positions with MGIC for more than five years before then. Mr. Culver is a member of the Executive Committee of the Board of Directors.	540,414	(4)

William A. McIntosh, 64, a Director since 1996, has been adjunct professor of finance at Howard University, Washington, D.C. since August 1998. Mr. McIntosh served as an adjunct faculty member of Wellesley College from January through May 2000. He was an executive committee member and a managing director at Salomon Brothers Inc, an investment banking firm, when he retired in 1995 after 35 years of service. He is a Director of Comdisco Holding Company, Inc. and Mason Street Funds, Inc. Mr. McIntosh is a member of the Securities Investment Committee of the Board of Directors.	13,717	(2)(3)

	Shares
	Beneficially
	Owned(1)

Leslie M. Muma,59, a Director since 1995, has been Chief Executive Officer of Fiserv, Inc., a financial industry automation products and services firm, since March 1999. Mr. Muma is a director of Fiserv, Inc. and has been its President since 1984. Mr. Muma is a member of the Executive Committee and the Management Development, Nominating and
Governance Committee of the Board of Directors.	23,362	(2)(3)

DIRECTORS CONTINUING IN OFFICE Term Ending 2005
Mary K. Bush, 55, a Director since 1991, has been President of Bush International, a financial advisory firm, since 1991. Ms. Bush was Managing Director and Chief Operating Officer of the Federal Housing Finance Board, a U.S. government agency, from 1989 to 1991, Vice President-International Finance of the Federal National Mortgage Association, a secondary mortgage institution, from 1988 to 1989, and served the President of the United States as a member of the Board of the International Monetary Fund from 1984 to 1988. She is a Director of Brady Corporation, Millennium Chemicals Inc. and RJR Tobacco Holdings, Inc., a Trustee of Pioneer Funds and a member of the Advisory Board of Washington Mutual Investors Fund. Ms. Bush is Chairperson of the Audit Committee of the Board of Directors.	6,865	(2)(3)

David S. Engelman,66, a Director since 1993, has been a private investor for more than five years, having served as President and Chief Executive Officer, on an interim basis, of Fleetwood Enterprises, Inc., a manufacturer of recreational vehicles and manufactured housing, from February to August 2002. He is a Director of Fieldstone Investment Corporation, Fleetwood Enterprises, Inc., Quaker City Bancorp, Inc. and its banking subsidiary Quaker City Bank. Mr. Engelman is a member of the Risk Management Committee and the Securities Investment Committee of the Board of Directors.	10,215	(2)(3)(5)

	Shares
	Beneficially
	Owned(1)

Kenneth M. Jastrow, II, 56, a Director since 1994, has been Chairman and Chief Executive Officer of Temple-Inland Inc., a holding company with interests in paper, forest products and financial services, since January 2000. He served as President and Chief Operating Officer of Temple-Inland Inc. from 1998 to 2000 and held senior executive positions with that company and its subsidiaries for more than five years before then. He is a Director of Temple-Inland Inc. and KB Home. Mr. Jastrow is a member of the Management Development, Nominating and Governance Committee of the Board of Directors.	16,650	(2)(3)
Daniel P. Kearney, 64, a Director since 1999, is a business consultant and private investor. Mr. Kearney served as Executive Vice President and Chief Investment Officer of Aetna, Inc., a provider of health and retirement benefit plans and financial services, from 1991 to 1998. He was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1990 to 1991, a principal of Aldrich, Eastman & Waltch, Inc., a pension fund advisor, from 1988 to 1989, and a managing director at Salomon Brothers Inc, an investment banking firm, from 1977 to 1988. He is a Director of Fiserv, Inc., Great Lakes REIT and MBIA, Inc. Mr. Kearney is a member of the Audit Committee and Chairman of the Securities Investment Committee of the Board of Directors.	10,882	(3)

(1) Ownership information is for shares of Common Stock as of February 13, 2004 and for non-employee directors includes share units held under the Deferred Compensation Plan. See “The Board of Directors and Its Committees — Compensation of Directors — Deferred Compensation Plan.” Unless otherwise noted, all directors have sole voting and investment power with respect to the shares. Common Stock beneficially owned by each director represents less than 1% of the total number of shares outstanding.

(2) Includes 2,000 shares held under the Company’s 1993 Restricted Stock Plan for Non-Employee Directors. The directors have sole voting power and no investment power over these shares.

(3) Includes shares held under the Deposit Share Program for Non-Employee Directors under the Company’s 1991 Stock Incentive Plan as follows: Mr. Abbott — 4,805; Ms. Bush — 2,565; Dr. Case — 3,663; Mr. Engelman — 5,210; Mr. Hagerty — 1,935; Mr. Jastrow — 5,630; Mr. Kearney — 3,095; Mr. Lehman — 1,796; Mr. McIntosh — 5,438; and Mr. Muma — 3,251. Directors have sole voting power and no investment power over these shares. Also includes share units (referred to in note (1) above), over which the directors have neither voting nor investment power, as follows: Ms. Bush — 1,386; Dr. Case — 3,504; Mr. Hagerty — 2,074; Mr. Jastrow — 7,972; Mr. Kearney — 3,656; Mr. Lehman — 1,311; and Mr. Muma — 6,627.

(4) Includes 411,509 shares which Mr. Culver had the vested right to acquire as of February 13, 2004, or which become vested within sixty days thereafter pursuant to options granted under the Company’s 1991 Stock Incentive Plan; 12,328 shares held in the Company’s Profit Sharing and Savings Plan and Trust; and 81,129 restricted shares awarded under the Company’s 1991 and 2002 Stock Incentive Plans, over which Mr. Culver has sole voting power but no investment power.

(5) Includes 5,006 shares for which voting and investment power are shared.

The Board of Directors and Its Committees

Corporate Governance

      The Board of Directors has adopted Corporate Governance Guidelines which are available on the Company’s website (www.mgic.com) under the “Investor” link. Among other provisions, under the Guidelines:

•	A substantial majority of the Board members will be independent directors.

•	A director who retires from his principal employment or joins a new employer should offer to resign from the Board.

•	A director who is an officer of the Company and leaves the Company must resign from the Board.

•	A director should not be nominated by the Board for re-election if the director would be 70 or more at the date of the Annual Meeting of Shareholders.

•	At the January and October Board meetings and at any additional times determined by the Board, the Board will meet in executive session without the presence of any member of the Company’s management; the Chairman of the Management Development, Nominating and Governance Committee will preside at these sessions.

•	Members of the Company’s senior management should generally be present at Board meetings (other than executive sessions) and Board committee meetings; directors may communicate directly with members of senior management.

•	All members of the Audit Committee and the Management Development, Nominating and Governance Committee must be independent directors, with no member of the Audit Committee directly or indirectly receiving compensation from the Company other than as a director.

•	A meaningful portion of the compensation of directors should consist of longer-term common equity in the Company.

•	The Board may retain outside advisors in its discretion.

•	The Board will conduct a self-assessment annually.

•	Directors who are independent directors will not solicit the Company to make substantial charitable contributions to organizations with which the director has a material relationship.

      Independence: The Guidelines provide that a director is not independent if the director has any of the specific disqualifying relationships with the Company and its consolidated subsidiaries set forth in the Guidelines. These relationships are equivalent to the disqualifying relationships in the independence rules of the New York Stock Exchange that will become effective with respect to the Company at the Annual Meeting, except that the disqualification for board interlocks is more stringent than under such rules. In addition, for a director to be independent under the Guidelines the director may not have a material relationship with the Company or a consolidated subsidiary in the sense that such relationship could reasonably call into question whether the director is independent from the management of the Company.

      The Board of Directors has determined that Ms. Bush and Messrs. Abbott, Case, Engelman, Hagerty, Jastrow, Kearney, Lehman, Lubar, McIntosh and Muma are independent directors under the Guidelines and the rules of the New York Stock Exchange. These independent directors are all of the members of the Board other than Mr. Culver, the Company’s Chief Executive Officer.

      The Board made its determination by considering that no disqualifying relationships existed during the periods specified under the Guidelines and the rules of the Exchange. In determining that there were no material relationships, the Board took account of business in the ordinary course between the Company or its consolidated subsidiaries and other companies of which certain directors were executive officers and equity owners. This business primarily involved mortgage insurance written by the Company on loans originated or purchased by such companies. The payments involved in these transactions in 2003 did not exceed the greater of $1 million or 1% of the other company’s gross revenues for its last fiscal year, nor did they exceed this threshold with respect to the Company. The Board’s determination also considered that, during the periods specified under the Guidelines and the rules of the Exchange relating to disqualifying relationships, no independent director:

•	was an executive officer of a charity (and therefore the Company had made no charitable contributions to any charity in which any independent director is an executive officer),

•	was an executive officer or member of a law firm or investment banking firm providing services to the Company,

•	had received any direct compensation from the Company other than as a director, nor had a member of the director’s immediate family received such compensation, or

•	was part of a board interlock in which an executive officer of the Company was a member of the board of a company of which the director was an executive officer.

      The committees of the Board of Directors include the Audit Committee. The Board’s determination regarding the members of the Audit Committee took account of Section 10A(m)(3) of the Securities Exchange Act of 1934.

Board Attendance

      The Board of Directors met five times during 2003. Each incumbent director attended at least 75% of the meetings of the Board and committees of the Board on which he or she served that were held while he or she was a director. The Annual Meeting of Shareholders is scheduled in conjunction with a meeting of the Board of Directors and as a result directors are expected to attend the Annual Meeting. Ten of the Company’s directors attended the 2003 Annual Meeting.

Code of Business Conduct

      The Company has a Code of Business Conduct that applies to all employees, including its executive officers. Specified portions of the Code also apply to directors. The Code is available on the Company’s website (www.mgic.com) under the “Investor” link.

Communicating With the Board

      As provided in the Corporate Governance Guidelines, security holders and other interested persons desiring to communicate with the members of the Board, the non-management members of the Board as a group or the Chair of the Management Development, Nominating and Governance Committee, may do so by sending a written communication to the Company’s Secretary. The Secretary shall pass on any such communication, other than a solicitation for a product or service, to the Chair of the Management Development, Nominating and Governance Committee.

Audit Committee

      The members of the Audit Committee are Ms. Bush (Chairperson), Mr. Kearney and Mr. Lehman. The Board has determined that Mr. Lehman is an “audit committee financial expert” as that term is defined in Regulation S-K of the Securities and Exchange Commission. The Audit Committee held seven meetings during 2003. The Audit Committee Charter is included as Exhibit A to this Proxy Statement. The Charter is also available on the Company’s website (www.mgic.com) under the “Investor” link.

Report of the Audit Committee

      The Audit Committee assists the oversight by the Board of Directors of the integrity of the Company’s financial statements, the qualifications, independence and performance of the independent accountants, the performance of the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements. As provided in the Audit Committee Charter, the ultimate responsibility for the integrity, completeness and fairness of the Company’s financial statements rests with the Company’s management. The Charter provides that the independent accountants are intended to be the primary check on management’s performance in this regard. The ultimate responsibility for the Company’s compliance with legal and regulatory requirements also rests with the Company’s management.

      The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent accountants, the Company’s audited financial statements for the year ended December 31, 2003. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received from PwC the written disclosures required by the Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PwC their independence from the Company and its management. None of the officers of the Company having responsibility for finance or accounting matters is a former partner or employee of PwC.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, which has been filed with the Securities and Exchange Commission. These are the same financial statements that appear in the Company’s Annual Report to Shareholders.

      Members of the Audit Committee:

Mary K. Bush, Chairperson

Daniel P. Kearney
Michael E. Lehman

Management Development, Nominating and Governance Committee

      The members of the Management Development, Nominating and Governance Committee are Messrs. Jastrow, Lubar (Chairman) and Muma. The Committee held two meetings during 2003. The Committee oversees the compensation program for the CEO and other members of the Company’s senior management, oversees the CEO succession planning process, identifies new director candidates, recommends to the Board its nominees for directors and committee members and reviews the Company’s Corporate Governance Guidelines. The Management Development, Nominating and Governance Committee Charter is available on the Company’s website (www.mgic.com) under the “Investor” link.

      Director Candidates: The Committee identifies new director candidates through recommendations from members of the Committee, other Board members and executive officers of the Company and will consider candidates who are recommended by security holders, as described below. The Committee and the Board believe that director nominees recommended by the Committee should have an inquiring and independent mind, sound and considered judgment, high standards of ethical conduct and integrity and well-respected experience at senior levels of business, academia, government or other fields that will enable the Board to have access to a diverse body of talent and expertise relevant to the Company’s activities. The Committee and the Board also believe that a candidate’s other time commitments, anticipated tenure on the Board given the retirement policy for directors in the Company’s Corporate Governance Guidelines, and whether the candidate will enable the Board to continue to have a substantial majority of independent directors under those Guidelines must be considered for each candidate.

      Security holders who want to recommend to the Committee a candidate for director may do so by submitting to the Company’s Secretary in writing biographical information about the candidate, a description of the candidate’s qualifications and the candidate’s consent to the recommendation. If the candidate is to be considered for nomination at the next Annual Meeting of Shareholders, the submission must be received by December 1 of the year preceding that meeting. Requirements that govern the procedure for shareholders to nominate directors at an Annual Meeting are described under “Other Matters — Shareholder Proposals.”

      The Committee evaluates new director candidates in view of the criteria described above, as well as other factors the Committee deems to be relevant, through reviews of biographical and other information, input from others, including members of the Board and executive officers of the Company, and personal discussions with the candidate when warranted by the results of these other assessments. The Committee will evaluate any director candidates recommended by security holders under the same process. In determining whether to recommend to the Board the nomination of a director who is a member of the Board, the Committee will review the Board performance of such director and solicit feedback about the director from other Board members.

Compensation of Directors

      Annual and Meeting Fees: Directors receive an annual fee for their services of $32,000, plus $3,000 for each Board of Directors meeting attended, and $2,000 for all committee meetings attended on any one day. A director who also serves as chairperson of a Board committee receives an additional $4,000 annual fee. However, directors who are employees of the Company are not compensated for their service as directors. The Company reimburses directors, and for meetings not held on Company premises, their spouses, for travel, lodging and related expenses incurred in connection with attending Board of Directors and committee meetings.

      Deferred Compensation Plan: Under the Company’s Deferred Compensation Plan for Non-Employee Directors, an eligible director may elect to defer payment of all or part of the annual and meeting fees until the director’s death, disability, termination of service as a director or to another date specified by the director. A director who participates in this plan may elect to have his or her deferred compensation account either credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year or to have the fees deferred during a quarter translated into share units. Each share unit is equal in value to a share of the Company’s Common Stock and is ultimately distributed only in cash. If a director defers fees into share units, dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on the Company’s Common Stock. Mr. Culver, because of his employment by the Company, is not eligible to participate in this plan.

      Deposit Share Program: Under the Deposit Share Program, an eligible director may purchase shares of Common Stock from the Company at fair market value which are then held by the Company. The amount that may be used to purchase shares cannot exceed the annual and meeting fees for the preceding year. The Company matches each of these shares with one and one-half shares of restricted Common Stock (“Restricted Stock”). A director who had deferred annual and meeting fees during the preceding year into share units (see “Deferred Compensation Plan” above) may reduce the amount that would otherwise be required to be used to purchase Common Stock by the amount so deferred. For matching purposes, the amount so deferred is treated as if shares had been purchased and one and one-half shares of Restricted Stock are awarded for each such share.

      The Restricted Stock generally vests on the third anniversary of the award unless a director chooses an extended vesting date. Except for gifts to family members, the shares may not be transferred prior to vesting. If the shares have not vested when a director’s service on the Board of Directors ends, they will be forfeited unless service as a director ends on account of the director’s death or certain events specified in the agreement relating to the Restricted Stock or the Management Development, Nominating and Governance Committee waives the forfeiture. If a director chooses an extended vesting date, forfeiture will not occur due to the director’s leaving the Board on or after the third anniversary of the award unless the director voluntarily left the Board or voluntarily did not stand for re-election. All of the director’s shares of Restricted Stock vest on death. The shares of Restricted Stock will immediately become vested upon a change in control of the Company, as defined by the agreement relating to the Restricted Stock. The Board has authority to modify the Deposit Share Program. Mr. Culver is not eligible to participate in the program.

      Former Restricted Stock Plan: Non-employee directors elected to the Board of Directors before 1997 were each awarded, on a one-time basis, 2,000 shares of Common Stock under the Company’s 1993 Restricted Stock Plan for Non-Employee Directors. The shares are restricted from transfer until the director ceases to be a director of the Company by reason of death, disability or retirement, as defined by the agreement relating to the shares, and are forfeited if the director leaves the Board for another reason unless the forfeiture is waived by the plan administrator. In 1997, the Board decided that no new awards of Common Stock would be made under the plan.

      Other: The Company also pays premiums for directors and officers liability insurance under which the directors are insureds.

Report of the Management Development, Nominating and Governance Committee on Executive Compensation

       The Management Development, Nominating and Governance Committee (“Committee”) of the Board of Directors submits this report on the compensation of the Company’s senior management for 2003.

Executive Compensation Program

      The Company’s executive compensation program is designed to attract, retain, motivate and reward high-quality professionals. The Committee’s approach to executive compensation emphasizes pay for performance over fixed salary, plus compensation linked to shareholder value in the form of restricted stock and stock options. The principal objectives of the program are to:

•	link executive compensation to Company performance;

•	align the interests of management and shareholders by providing a substantial portion of an executive’s compensation opportunity in the form of Company stock; and

•	maintain competitive pay levels to attract and retain high-quality executives.

      The key components of the Company’s executive compensation program are base salary, annual performance bonus, restricted stock and stock options. The Committee reviews compensation levels of the Company’s executives each year, using compensation survey data prepared by independent consultants. The Committee believes that the Company’s peer group for executive talent is not limited to mortgage insurance companies. Therefore, the compensation survey data obtained by the Committee cover a variety of publicly-traded financial guaranty and insurance companies.

Base Salary

      The Committee reviews the salary ranges and base salaries of the senior executives each January, comparing the compensation levels of the Company’s executives to comparable positions in the companies represented in the survey data. Salary ranges of the Company’s senior executives are targeted at the median compensation levels for comparable positions within the comparative group of companies. The decision to set salary range midpoints at the 50th percentile of competitive pay levels reflects the Committee’s belief that a substantial portion of the senior executives’ annual pay should be linked to the Company’s performance and increases in shareholder value.

      Mr. Culver’s compensation is addressed under “Compensation of the Chief Executive Officer” below. For 2003, the Committee increased the salary range midpoints of the other senior executives by 3.5%, representing the average salary range movement reflected in the compensation survey data, and increased the salaries of those executives who were below their adjusted salary midpoints to approximate the new midpoint of their respective positions. The salaries shown for the named officers in the Summary Compensation Table which follows this report reflect payment for the first three months of the year at the salary rates in effect prior to the adjustments, which became effective in April 2003.

Annual Performance Bonus

      Annual bonuses are awarded to senior executives in January of each year based upon Company and individual performance. Under the executive compensation program, the Committee determines the bonus awards for senior executives based upon an assessment of the business environment, the Company’s financial plan for the year and the Company’s earnings. In order for senior executives to be eligible for maximum bonus awards, the Company’s net income must exceed a target amount established by the Committee in January of the prior year. For 2003, the Committee set the target at an amount equal to the net income projected in the Company’s 2003 financial plan.

      The Committee has established three tiers applicable to bonus opportunities for executive officers, with maximums ranging from 120% to 200% of base salary in effect at the time of bonus award. For 2003, an executive could elect to receive up to one-third of his or her bonus in the form of shares of restricted stock with an equivalent market value at the time of the award. When restricted stock was elected, the Company awarded one and one-half matching shares for each restricted share elected. The balance of the annual bonus was paid in cash. Full ownership of the restricted shares for up to one-third of the bonus vests one year from the date of award. Full ownership of the matching restricted shares vests three years from the date of award.

      The maximum bonus level for each senior executive was determined by the Committee in January 2003, based upon Mr. Culver’s recommendations. Mr. Culver’s recommendations generally reflected his subjective judgment as to the ability of each senior executive to influence the Company’s competitiveness and profitability. Actual bonus amounts paid to the senior executives were determined in January 2004, based upon the Company’s earnings compared to the net income target established a year earlier, the Committee’s assessment of the Company’s business environment and for bonus awards for senior executives other than Mr. Culver, giving consideration to Mr. Culver’s recommendations. Mr. Culver’s recommendations were based, in general, on his subjective evaluation of each executive’s performance during 2003 and the Company’s earnings for the year.

Stock Options and Performance Restricted Stock

      Under the Company’s stock incentive plan, stock options are granted at the market value on the date of grant. As a result, senior executives will realize a gain from the options only if the price of the Company’s Common Stock increases in the future.

      The Committee currently awards stock options to senior executives on an annual basis. The number of options granted is within the discretion of the Committee. Information on the stock option grants during 2003 to Mr. Culver and the other named executive officers is set forth in the table under “Executive Compensation — Option Grants in 2003.” The options granted in 2003 (as well as in the prior two years) vest ratably over a five-year period on the basis of continuing employment.

      The options awarded in January 2000 (which have an exercise price of $45.375 per share) provided for vesting on the first five anniversaries of the grant based on achievement of corporate performance goals established by the Committee. Any portion of these options that have not vested by the fifth anniversary in January 2005, vest in January 2009 if the executive is still employed at that time. The performance goal for these options was based on a five-year aggregate earnings per share target and an annual threshold increase in earnings per share of at least 10%. Earnings per share in 2002 did not increase by this threshold and in January 2003 no portion of the options vested (which was also the case in January 2004 because the earnings per share threshold for 2003 was also not achieved).

      To place additional emphasis on restricted stock with a performance feature as a method of compensating senior executives, the Committee reduced the number of stock options that were awarded to these executives in January 2003, compared to the awards made in January 2002, and awarded restricted stock that is eligible to vest during the first five years after the award based on the achievement of a performance goal approved by the Committee. Any restricted stock that has not vested by the fifth anniversary is forfeited. Additional information on such restricted stock granted during 2003 to Mr. Culver and the other named executive officers appears under “Executive Compensation — Long-Term Incentive Plans — Awards in Last Fiscal Year.”

Compensation of the Chief Executive Officer

      Mr. Culver’s base salary was increased by the Committee in January 2003 by 4.2% to $625,000, an amount slightly below the salary range midpoint for the Chief Executive Officer position. For 2003, the Committee assigned Mr. Culver to the bonus tier with the highest bonus opportunity, 200% of his base salary. The Committee’s decision to assign Mr. Culver to this bonus category was based on a subjective evaluation of his ability to influence the Company’s profitability and reflected the Committee’s desire to make Mr. Culver’s performance bonus competitive with bonus opportunities available to CEOs in the peer group of companies reflected in the compensation survey data.

      In January 2004, the Committee awarded Mr. Culver a bonus for 2003 of $625,000, an amount equal to 100% of his base salary and 50% of his maximum bonus opportunity. The factors considered by the Committee in determining the amount of Mr. Culver’s bonus were the Company’s performance in 2003 with respect to the goals in the financial plan for the year, the Company’s 2003 earnings, the decline in those earnings compared to earnings for 2002, and the Committee’s favorable evaluation of Mr. Culver’s general job performance. (In January 2003, the Committee awarded Mr. Culver a bonus for 2002 of $630,000, which was 105% of his base salary and 52.5% of his maximum bonus opportunity; and in January 2002, the Committee awarded Mr. Culver a bonus for 2001 of $850,000, which was 155% of his base salary and 77.5% of his maximum bonus opportunity.) Two-thirds of the bonus for 2003, or $416,922, was paid in cash, and pursuant to Mr. Culver’s election to receive one-third of his bonus in restricted stock (as described under “Annual Performance Bonus” above), Mr. Culver was awarded 3,051 shares of restricted Company stock, representing one-third of his bonus and 4,576 additional shares representing the matching shares awarded on account of Mr. Culver’s election. All of the restricted stock was valued at the then current market price ($68.20) per share. The shares representing one-third of Mr. Culver’s bonus will vest in January 2005 and the remaining shares will vest in January 2007, in each case through continued employment.

      Mr. Culver was granted stock options on 80,000 shares in January 2003. The options have a term of ten years and vest at a rate of 20% each year over the next five years (subject to acceleration under certain circumstances) based on continued employment. The options are exercisable at $43.70 per share, the closing price of the Common Stock on the New York Stock Exchange on the date of the grant. Mr. Culver was also granted 32,000 shares of restricted stock in January 2003 that is eligible to vest based on the achievement of a performance goal and continued employment as described under “Executive Compensation — Long-Term Incentive Plans — Awards in Last Fiscal Year.”

Tax Deductibility Limit

      Under the Internal Revenue Code, certain compensation in excess of $1 million paid during a year to any of the executive officers named in the Summary Compensation Table for that year is not deductible. The deduction for compensation arising from the exercise of stock options should not be subject to such limit. As a result of shareholder approval of performance goals for restricted stock granted with performance features at the May 2003 Annual Meeting, the deduction for restricted stock granted with such features after such approval should also not be subject to such limit. The Committee believes the effect on income tax expense for 2003 of compensation that is subject to such deductibility limit was not material to the Company and that the effect of such compensation awarded for 2003 on future income tax expense will not be material. The Committee believes it is in the Company’s interest to preserve flexibility to pay some compensation that will not qualify for the income tax deduction because, for example, it is based on subjective factors.

Members of the Management Development, Nominating and Governance Committee:

Sheldon B. Lubar, Chairman

Kenneth M. Jastrow, II
Leslie M. Muma

Performance Graph

       The following graph compares the cumulative total stockholder return on the Company’s Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Financials Index (the industry index which includes the Company). The graph assumes $100 was invested on December 31, 1998, in each of the Company’s Common Stock, the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Financials Index, and that all dividends were reinvested. The subsequent year-end values are shown in the table below the graph.

	1999	2000	2001	2002	2003

	($)
S&P 500	121	110	97	76	97
S&P 500 Financials	104	131	119	102	133
MGIC Investment Corporation	152	170	156	105	144

Executive Compensation

       The following tables provide information concerning compensation, stock option and restricted stock awards and aggregated stock option exercises as they relate to the Chief Executive Officer and the four other most highly compensated executive officers of the Company or MGIC in 2003, as determined under the rules of the Securities and Exchange Commission. The Company’s retirement benefits are also described below.

Summary Compensation Table

		Annual
		Compensation(1)		Long-Term Compensation

				Restricted		All Other
				Stock	Securities	Compensa-
				Awards	Underlying Stock	tion
Name and Principal Position	Year	Salary($)	Bonus($)	($)(2)	Options(#)	($)(3)

Curt S. Culver	2003	619,231	416,922	520,161	80,000	14,067
President and Chief	2002	588,462	420,240	524,400	120,000	60,463
Executive Officer	2001	532,697	566,983	707,542	75,000	59,008

J. Michael Lauer	2003	319,231	171,872	214,284	27,000	11,600
Executive Vice President	2002	305,385	165,451	206,351	40,000	30,072
and Chief Financial	2001	287,697	222,488	277,530	25,000	28,715
Officer

James S. MacLeod*	2003	308,846	250,400	–0–	40,000	11,600
Executive Vice President-	2002	285,769	265,500	–0–	60,000	54,541
Field Operations	2001	251,077	228,748	161,223	25,000	53,082

Lawrence J. Pierzchalski	2003	299,231	171,245	213,602	27,000	11,600
Executive Vice President-	2002	283,077	154,782	193,023	40,000	34,231
Risk Management	2001	256,538	199,472	248,820	25,000	32,749

John D. Fisk**	2003	300,000	195,000	–0–	27,000	11,600
Executive Vice President-Strategic	2002	253,846	195,000	–0–	30,000	1,600
Planning

*	Mr. MacLeod retired as an officer and employee on January 30, 2004.

**  Mr. Fisk joined the Company in February 2002.

(1)	Annual Compensation for the years shown in the table does not include perquisites and other personal benefits because the aggregate amount of such compensation for each of the named individuals in each year did not exceed the disclosure threshold of the rules of the Securities and Exchange Commission.

(2)	The amounts shown in this column are the value of restricted shares awarded under the Company’s annual bonus program described under “Report of the Management Development, Nominating and Governance Committee on Executive Compensation — Annual Performance Bonus.” The value is the New York Stock Exchange closing price on the date of the award multiplied by the number of shares. For 2003, 2002 and 2001, restricted shares were awarded as part of the annual bonus as follows: Mr. Culver — 7,627, 12,000 and 11,090, respectively; Mr. Lauer — 3,142, 4,722 and 4,350, respectively; and Mr. Pierzchalski — 3,132, 4,417 and 3,900, respectively; and for 2001, Mr. MacLeod — 2,527. Forty percent of the shares vest on the first anniversary of the award and the remainder on the third anniversary through continued employment. At December 31, 2003, the number of restricted shares held, which also includes the shares described under “Long-Term Incentive Plans — Awards in Last Fiscal Year,” and their value based on the New York Stock Exchange closing price at that date, were as follows: Mr. Culver — 50,654, $2,884,239; Mr. Lauer —

18,132, $1,032,436; Mr. MacLeod — 17,516, $997,361; Mr. Pierzchalski — 17,557, $999,696; and Mr. Fisk — 10,800, $614,952. Dividends are paid on all restricted shares.

(3)	The amounts shown in All Other Compensation for 2003 for each named executive officer consist of profit sharing contributions of $10,000 and matching 401(k) contributions of $1,600, and for Mr. Culver also include supplemental long-term disability insurance premiums of $2,467 paid on his behalf. In prior years, the amounts, other than for Mr. Fisk, were primarily premiums for split dollar life insurance policies.

Option Grants in 2003

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to			Grant Date
	Options	Employees in	Exercise Price	Expiration	Present
Name	Granted(#)	Fiscal Year	($/Share)	Date	Value($)

Curt S. Culver	80,000	13.20	43.70	01/22/2013	963,200
J. Michael Lauer	27,000	4.46	43.70	01/22/2013	325,080
James S. MacLeod	40,000	6.60	43.70	01/22/2013	481,600
Lawrence J. Pierzchalski	27,000	4.46	43.70	01/22/2013	325,080
John D. Fisk	27,000	4.46	43.70	01/22/2013	325,080

      The options have a term of ten years and vest on each of the next five anniversaries of the January 22, 2003 grant date (subject to acceleration under certain circumstances, which include a change of control of the Company) based on continued employment.

      Grant date present values were determined under the Black Scholes option pricing model using the following assumptions: expected stock price volatility of 29.4%; expected life of the options is 4.87 years; an expected dividend yield of 0.25%; a risk-free rate of return of 2.91%, which was the yield at the grant date on a U.S. Government Zero Coupon Bond with a maturity equal to the expected term of the grant; and an expected forfeiture rate of 9%. There has been no reduction to discount for restrictions during the vesting period. Determining the grant date present value by use of this model is permitted by rules of the Securities and Exchange Commission. The inclusion of the model’s determination in the table is not an endorsement or acknowledgement that the model can accurately determine the value of these options. The actual value realized from an option will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

Aggregated Option Exercises in 2003 and Year-End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options
	Shares Acquired		December 31, 2003		at December 31, 2003(2)
	on Exercise	Value
	During	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	2003(#)	($)	(#)	(#)	($)	($)

Curt S. Culver	–0–	–0–	391,800	333,200	6,138,845	2,346,481
J. Michael Lauer	40,000	807,000	135,600	111,400	2,061,294	786,574
James S. MacLeod	–0–	–0–	119,600	140,400	1,651,244	958,694
Lawrence J. Pierzchalski	–0–	–0–	115,600	111,400	1,651,244	786,574
John D. Fisk	–0–	–0–	6,000	51,000	–0–	357,480

(1) Value realized is the market value at the close of business on the date immediately preceding the date of exercise less the exercise price.

(2) Value is based on the closing price of $56.94 for the Common Stock on the New York Stock Exchange at year-end 2003, less the exercise price.

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts Under
	Number of Shares,	Performance or	Non-Stock Price-Based Plans
	Units or Other	Other Period Until
	Rights	Maturation or	Threshold	Target	Maximum
Name	(#)	Payout	(#)	(#)	(#)

Curt S. Culver	32,000	1/22/03 — 1/22/08	9	32,000	32,000
J. Michael Lauer	10,800	1/22/03 — 1/22/08	3	10,800	10,800
James S. MacLeod	16,000	1/22/03 — 1/22/08	4	16,000	16,000
Lawrence J. Pierzchalski	10,800	1/22/03 — 1/22/08	3	10,800	10,800
John D. Fisk	10,800	1/22/03 — 1/22/08	3	10,800	10,800

      The awards listed in the table are restricted shares that are eligible to vest on each of the next five anniversaries of the January 22, 2003 grant date in an amount equal to the percentage that the Company’s diluted earnings per share, excluding the after-tax effect of realized gains and losses and extraordinary items, for the year ended prior to the relevant anniversary bears to $34.92. The “Threshold” column assumes that there were no such earnings in any such year other than earnings of $0.01 in one year. Any shares that have not vested by the fifth anniversary are forfeited. Shares are also forfeited upon a termination of employment with the Company, other than as a result of the officer’s death (in which case all of the shares vest). In addition, if employment termination occurs after age 62 and the officer has been employed by the Company for at least seven years, the shares are eligible to continue to vest if the officer enters into a non-competition agreement. Prior to forfeiture, the shares are entitled to vote and to receive dividends but are not transferable. All shares vest upon a change of control of the Company.

Pension Plan

      The Company maintains a Pension Plan for the benefit of substantially all employees of the Company and maintains a Supplemental Executive Retirement Plan (the “Supplemental Plan”) for designated employees, including executive officers. The Supplemental Plan provides benefits that cannot be provided by the Pension Plan because of limitations in the Internal Revenue Code on benefits that can be provided by a qualified pension plan, such as the Company’s Pension Plan.

      Under the Pension Plan and the Supplemental Plan taken together, each executive officer named above earns an annual pension credit for each year of employment equal to 2% of the officer’s eligible compensation for that year. At retirement, in general, the annual pension credits are added together to determine the employee’s accrued pension benefit. However, the annual pension credits for service prior to 1998 for each employee with at least five years of vested service on January 1, 1998 will generally be equal to 2% of the employee’s average eligible compensation for the five years ended December 31, 1997. Eligible employees with credited service for employment prior to October 31, 1985 also receive a past service benefit, which is generally equal to the difference between the amount of pension the employee would have been entitled to receive for service prior to October 31, 1985 under the terms of a prior plan had such plan continued, and the amount the employee is actually entitled to receive under an annuity contract purchased when the prior plan was terminated.

      Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service. Full pension benefits are payable upon retirement at or after age 65 (age 62 if the employee has completed at least seven years of service), and reduced benefits are payable beginning at age 55. The estimated annual benefits payable upon retirement at age 62 to Messrs. Culver, Lauer, MacLeod, Pierzchalski, and Fisk under the Pension Plan and the Supplemental Plan taken together, based on pension benefits earned through December 31, 2003, and an annual compensation increase of 3%, are $539,309, $156,674, $196,347, $268,664 and $199,489, respectively.

Change of Control and Consulting Agreements

      Each of Messrs. Culver, Lauer, Pierzchalski and Fisk is a party to a Key Executive Employment and Severance Agreement with the Company (a “KEESA”). If a change in control of the Company occurs and the executive’s employment is terminated within three years after the change in control (this three-year period is referred to as the “employment period”), other than for cause or disability, or if the executive terminates his employment for good reason, the executive is entitled to a lump sum termination payment equal to twice the sum of his annual base salary, his maximum bonus award and an amount for pension accruals and profit sharing and matching contributions. If the employment termination occurs during the employment period but more than three months after the change in control, the termination payment is reduced. The executive is also entitled to certain other benefits and the continuation of medical and other specified employee benefits during the remainder of the employment period. The KEESA provides that all unvested stock options and restricted stock become fully vested at the date of the change in control. If the excise tax under Section 280G of the Internal Revenue Code would apply to the benefits provided under the KEESA, the executive is entitled to receive a payment so that he is placed in the same position as if the excise tax did not apply.

      While the executive is employed during the employment period, the executive is entitled to a base salary no less than the base salary in effect prior to the change in control and to a bonus opportunity of no less than 75% of the maximum bonus opportunity in effect prior to the change in control. The executive is also entitled to participate in medical and other specified benefits.

      The terms “change in control of the Company,” “cause,” “disability” and “good reason” are defined in the KEESA.

      Mr. MacLeod retired as an officer and employee of the Company and MGIC on January 30, 2004 and his KEESA terminated at that date. Effective with Mr. MacLeod’s retirement, the Company entered into a Consulting Agreement with him under which he is retained to provide services to MGIC on a project basis. MGIC will pay Mr. MacLeod for his services at a rate of $200 per hour and will reimburse Mr. MacLeod for certain expenses incurred in the performance of his consulting services.

Other Information

       During 2003, Sherman Financial Group LLC (“Sherman”), an unconsolidated joint venture in which the Company has an equity interest of approximately 42%, purchased in three separate transactions past due accounts receivable having a principal balance of $80.8 million from a subsidiary of Metris Companies Inc. for an aggregate purchase price of $9.2 million. Mr. Hagerty is a director of Metris Companies Inc. Affiliates of THL beneficially own preferred stock of Metris Companies Inc. convertible into an aggregate of 41.9% of the common stock of Metris Companies Inc. or a combination of such common stock and a series of preferred stock. The purchase price and other terms of these purchases were initiated and negotiated at arms’ length directly between the management of Sherman and the Metris Companies Inc. subsidiary. It is possible that additional purchases by Sherman could occur in the future.

      Citigroup Inc. has publicly reported that it was the beneficial owner of 5.26% of the Common Stock at December 31, 2003. During 2003, the Company wrote mortgage insurance on loans purchased by an affiliate of Citigroup and purchased from and sold to an affiliate of Citigroup fixed income securities. These transactions occurred in the ordinary course of business. The premiums involved in the mortgage insurance were $688,000 and the aggregate of the purchase and sale prices of the fixed income securities was $493.5 million.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s Common Stock (other than certain investment advisers with respect to shares held for third parties), to file reports of their beneficial ownership of Company stock and changes in stock ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based in part on statements by the persons subject to Section 16(a), the Company believes that all Section 16(a) forms were timely filed in 2003, except as follows. One report covering additional share units acquired through dividend equivalents (see “The Board and Its Committees — Compensation of Directors — Deferred Compensation Plan”) was inadvertently filed six business days late by the Company on behalf of each of the following directors of the Company: Ms. Bush (0.8 share units) and Messrs. Case (2.3 share units); Hagerty (1.3 share units); Jastrow (5.5 share units); Kearney (2.4 share units); Lehman (0.9 share units); Lubar (9.5 share units); and Muma (4.5 share units).

Item 2 — Ratification of Appointment of Independent Accountants

       The Audit Committee has reappointed the accounting firm of PricewaterhouseCoopers LLP (“PwC”) as independent accountants of the Company for the fiscal year ending December 31, 2004. Shareholders are being asked to ratify this appointment at the Annual Meeting. A representative of PwC is expected to attend the meeting and will be given an opportunity to make a statement and respond to appropriate questions.

Audit and Other Fees

      For the years ended December 31, 2002 and December 31, 2003, PwC billed the Company fees for services of the following types:

	2002	2003

Audit Fees	$436,000	$503,000
Audit-Related Fees	45,000	64,440
Tax Fees	53,900	33,250
All Other Fees	280,867	97,250

Total Fees	$815,767	$697,940

      “Audit Fees” includes PwC’s review of the Company’s quarterly financial statements. “Audit-Related Fees” is comprised of work relating to securities offerings in which the Company’s or MGIC’s financial statements were included and advice regarding GAAP accounting. “Tax Fees” is comprised of tax compliance services provided to certain employees of the Company, including certain of the named executive officers. “All Other Fees” is comprised of services relating to employee benefits (which was the largest component in this category in both years), certain actuarial services, and, in 2002, certain internal audit projects.

      The rules of the Securities and Exchange Commission regarding auditor independence provide that independence may be impaired if the auditor performs services without the approval (or pre-approval) of the Audit Committee in advance. The Audit Committee’s policy regarding approval and pre-approval of services by the independent auditor includes a list of services that are pre-approved as they become necessary and the Committee’s approving at its January meeting a schedule of other services expected to be performed during the ensuing year. If the Company desires the auditor to provide a service that is not in either category, the service may be presented for approval by the Committee at its next meeting or may be approved by the Chairperson (or another Committee member designated by the Chairperson). The Committee is periodically provided with information about fees paid for services that have been approved and pre-approved.

      The rules of the Securities and Exchange Commission regarding auditor independence provide an exception to the approval and pre-approval requirement if certain services are subsequently approved by an audit committee under a de minimus exception. Since the May 2003 effective date of these rules, the de minimus exception was not used.

Shareholder Vote Required

      The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of PwC as independent accountants. Abstentions and “broker non-votes” will not be counted as “votes cast.”

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PwC AS INDEPENDENT ACCOUNTANTS. PROXIES WILL BE VOTED FOR RATIFICATION, UNLESS INDICATED OTHERWISE ON THE PROXY.

Other Matters

Shareholder Proposals

      Any shareholder who wants to include a proposal in the proxy material for the Company’s 2005 Annual Meeting must submit the proposal to the Company on or before December 3, 2004. The rules of the Securities and Exchange Commission also establish other requirements for shareholder proposals of this type.

      Under the Company’s Bylaws, a shareholder who wants to bring business before the Annual Meeting of Shareholders, other than a proposal included in the Company’s proxy material, or who wants to nominate directors at the Annual Meeting must satisfy the following requirements: (1) be a shareholder of record entitled to vote at the Annual Meeting and also be a shareholder of record at the time the following notice is given; and (2) give notice to the Company’s Secretary in writing that is received at the Company’s principal offices not less than 45 days nor more than 70 days before the first anniversary of the date set forth in the Company’s proxy statement for the prior Annual Meeting as the date on which the Company first mailed such proxy materials to shareholders. For the 2005 Annual Meeting, the relevant dates are no later than February 16, 2005 and no earlier than January 22, 2005.

      In the case of business other than nominations for directors, the notice must, among other requirements, briefly describe such business, the reasons for conducting the business and any material interest of the shareholder in such business. In the case of director nominations, the notice must, among other requirements, give various information about the nominees, including information that would be required to be included in a proxy statement of the Company had each such nominee been proposed for election by the Board of Directors of the Company.

Manner And Cost Of Proxy Solicitation

      The cost of soliciting proxies will be paid by the Company. In addition to soliciting proxies by mail, employees of the Company may solicit proxies by telephone, facsimile or personal interview. The Company also has engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $8,000, plus expenses, including charges by brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of the Company’s Common Stock.

Other Business

      At the date of mailing of this Proxy Statement, the Board of Directors knew of no other business to be presented at the Annual Meeting. Under the Company’s Bylaws as described under “Other Matters — Shareholder Proposals,” because no notice of any other business was given to the Company, no business may be brought before the Annual Meeting by a shareholder.

EXHIBIT A

MGIC INVESTMENT CORPORATION

Audit Committee Charter

Purpose and Authority

       The purpose of the Audit Committee is to assist the oversight by the Company’s Board of Directors of:

•	the integrity of the Company’s financial statements,

•	the qualifications, independence and performance of the independent accountants,

•	the performance of the Company’s internal audit function, and

•	the Company’s compliance with legal and regulatory requirements.

      The Committee shall also provide the report of the Committee to be included in the Company’s proxy statement under the rules of the Securities and Exchange Commission (“SEC”).

      Within the scope of its purpose, the Committee shall have unrestricted access to any of the Company’s activities and personnel. Within the scope of its purpose, the Committee has authority to retain persons from within or outside the Company as necessary in its judgment to assist or advise the Committee, and the Company shall provide funds to pay the costs and expenses of persons so retained. In addition, the Company shall provide funds to pay the compensation of the independent accountants appointed by the Committee and the ordinary administrative expenses of the Committee.

      Notwithstanding the Committee’s purpose as set forth above, the ultimate responsibility for the integrity, completeness and fairness of the Company’s financial statements rests with the Company’s management. The independent accountants are intended to be the primary check on management’s performance in this regard. Furthermore, the ultimate responsibility for the Company’s compliance with legal and regulatory requirements also rests with the Company’s management.

Structure

       The Committee shall be comprised of three or more directors, each of whom shall be independent under Sections I. B. (Composition of the Board—Independence) and III. A. (Committees of the Board—Standing Committees) of the Company’s Corporate Governance Guidelines (the “Guidelines”).

      All members of the Committee shall have the ability to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise (which may include being or having been a CEO or other senior officer with financial oversight responsibilities).

      As contemplated by the Guidelines, the members of the Committee shall be appointed annually by the Board, and the Board shall appoint one of the members as Chairperson for the Committee.

Duties and Responsibilities

       Subject to the considerations referred to in the final paragraph under “Purpose and Authority” above, the Audit Committee shall perform the duties listed below. The degree of effort the Committee devotes to the performance of any particular duty shall be determined in the judgment of the Committee. It is expressly recognized that, unless the Committee decides otherwise or except as provided below, some duties need not be performed each year.

1.	Appoint and compensate the independent accountants (subject to ratification by the shareholders, if the Committee deems such ratification appropriate in the circumstances), oversee the work of the independent accountants, and, if appropriate, discharge such firm.

2.	Pre-approve the audit and non-audit services to be performed by the independent accountants pursuant to the Committee’s “Audit and Non-Audit Services Approval and Pre-Approval Policy”, in each case, giving consideration to the effect on the accountant’s independence of performing the service. Review fees associated with audit and non-audit services performed by the independent accountants quarterly.

3.	Annually obtain and review a written statement from the independent accountants describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, and any steps taken to deal with any such issues; and all relationships between the independent accountants and the Company. Discuss with the independent accountants any disclosed relationships or services that may impact the independence of the independent accountants, and take appropriate action to satisfy the Committee of the independence of the independent accountants. Review any other matters of which the Committee becomes aware which would impair the independence of the independent accountants.

4.	After completion of the annual audit and prior to the filing of the audited financial statements with the SEC, review with the independent accountants the results of the audit and the financial statements and discuss matters required to be communicated to audit committees in accordance with SAS 61, including any difficulties encountered during the audit and management’s response. Consider the independent accountants’ judgments regarding the quality and appropriateness of the Company’s accounting principles as applied in the financial statements, including reviewing the accountants’ report of critical accounting policies used in the audited financial statements and alternative treatments within GAAP for material items that were discussed by the accountants and management.

5.	Appoint the actuary who will render the Statement of Actuarial Opinion on the Company’s loss and loss adjusting expense reserves. Obtain and review the actuary’s report and Statement of Actuarial Opinion.

6.	Review the financial information included in the annual earnings release with management and the independent accountants prior to release to the public. Review a draft of the annual Management’s Discussion and Analysis with management and the independent accountants. Recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

7.	Review the financial information included in the quarterly earnings release with management prior to release to the public. Discuss with management the types of information to be included in the Company’s earnings releases and in any earnings guidance. Discuss with the independent accountants and management the Company’s quarterly financial statements and Management’s Discussion and Analysis covering the quarterly financial statements, and discuss with the independent accountants certain matters required to be communicated to audit committees in accordance with SAS 61, in each case prior to the Company’s filing of Form 10-Q.

8.	Review the material activities of the internal audit function, including:

•	the appointment or dismissal of the Internal Audit Director.

•	Internal Audit’s charter.

•	Internal Audit’s annual audit plan and changes thereto, and coordination with the independent accountants.

•	any difficulties encountered in the course of their audits, including any restrictions on the scope of work performed or access to required information.

•	Internal Audit’s independence and effectiveness.

•	Internal Audit’s resources and expertise.

•	corrective actions taken by management to address the findings and recommendations of the internal auditors.

9.	Review with management and the independent accountants:

•	significant accounting and financial reporting developments and their impact on the Company’s financial statements.

•	significant matters relating to the Company’s income tax filings.

10.	Review the Company’s processes for assessing risks (other than those reviewed by the Risk Management and Securities Investment Committees of the Board) and the effectiveness of the Company’s system of internal controls in place to manage the risks through a review of the reports of the independent accountants and the internal auditors, and discussions with management, the Internal Audit Director, and the independent accountants.

11.	Review significant reports of examinations made by regulatory agencies and management’s responses thereto.

12.	Review with management the adequacy of statements of policy regarding conflicts of interest and business conduct, the means used to monitor compliance and address exceptions, and the results of monitoring programs.

13.	Review with the Company’s counsel and compliance officer the processes for monitoring compliance with laws and regulations, and review any legal, regulatory and compliance matters that could have a material impact on the Company’s financial statements.

14.	Review the policies, procedures and audit results associated with officers’ expenses.

15.	Provide the report of the Committee to be included in the Company’s proxy statement under the rules of the SEC.

16.	Report after each Committee meeting a summary of the Committee’s activities to the Board of Directors.

17.	Annually evaluate the performance of the Committee by completing a self-assessment.

18.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19.	Meet separately, periodically, with management, the Internal Audit Director, and the independent accountants and at least annually with the General Counsel.

20.	Set hiring policies for employees or former employees of the independent accountants.

21.	Review this charter annually. Submit any proposed changes to the charter resulting from the review to the Board of Directors for approval.

Meetings

       The Committee shall seek to meet twelve times annually (four quarterly meetings, four telephonic meetings to review the annual and quarterly earnings releases prior to release to the public, and four telephonic meetings to review the annual and quarterly Management’s Discussion and Analysis). The Internal Audit Director will act as Committee Secretary and prepare minutes of the meetings. After the minutes are approved by the Committee, a copy will be sent to the Secretary of the Company for filing in the Company’s minute books. The approved minutes of the Committee, as is the case with the minutes of all of the Committees of the Board, are available for review by any interested Director.

      The internal auditors, independent accountants and representatives of management may meet alone with the Committee and have the authority and are expected to contact the Committee on any matters requiring its attention. As necessary or desirable, the Chairperson may request that members of management, the Internal Audit Director and representatives of the independent accountants be present at Committee meetings.

MGIC INVESTMENT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 13, 2004
9:00 a.m. Central Time

MARCUS CENTER FOR THE PERFORMING ARTS
929 North Water Street
Milwaukee, WI

(MGIC LOGO)	MGIC Investment Corporation P.O. Box 488 Milwaukee, WI 53201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2004.

The undersigned hereby appoints CURT S. CULVER and J. MICHAEL LAUER, and either one of them, as proxy and attorney-in-fact of the undersigned, with full power of substitution, to represent and vote, as designated on the reverse side, all shares of Common Stock of MGIC Investment Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on Thursday, May 13, 2004, at 9:00 a.m. Central Time, and at any adjournment.

The undersigned acknowledges receipt of the Corporation’s Notice of Annual Meeting, Proxy Statement and 2003 Annual Report.

Notice to Participants in the Corporation’s Profit Sharing And Savings Plan And Trust: As a participant in the MGIC Investment Corporation Profit Sharing and Savings Plan and Trust (the “Plan”), you have the right to instruct the Plan Trustee how to vote the shares of the Corporation’s Common Stock allocated to your account. If you sign, date and return this card in the enclosed reply envelope and it is received by the Plan Trustee at least five days before the Annual Meeting, shares held in your account will be voted by the Plan Trustee in accordance with the voting choices you specify on the reverse side. You may revoke your instructions by delivering a signed proxy card with a later date to the Plan Trustee at least five days before the Annual Meeting. If your instructions are not timely received or if you do not respond, shares held in your account will be voted by the Plan Trustee in accordance with the Plan and applicable law.

See reverse for voting instructions.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

\/  Please detach here  \/

The Board of Directors Recommends a Vote FOR All Nominees Listed in Item 1 and FOR Item 2.

1.	Election of directors:	01 James A. Abbott	03 Michael E. Lehman
02 Thomas M. Hagerty

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Corporation.

☐	Vote FOR all nominees	☐	Vote WITHHELD
	(except as marked)		from all nominees

☐	For	☐	Against	☐	Abstain

3.	In his discretion, each Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

Address Change?	Mark Box ☐	Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name appears to the left. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal. When signing as attorney, executor, administrator, trustee or guardian, give full title.